Exhibit 99.1
1025 Eldorado Boulevard
Broomfield, Colorado 80021
www.Level3.com
NEWS RELEASE
Level 3 Contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518
	Josh.Howell@Level3.com		Robin.Grey@Level3.com
Level 3 Reports Second Quarter Results
Company Completes Acquisition of TelCove
Increases 2006 and 2007 Communications Adjusted OIBDA Projections
Second Quarter Financial and Business Highlights
•	Consolidated Revenue of $1.5 billion and Communications Revenue of $819 million

•	Net Loss of $201 million, or $0.23 per share

•	Consolidated Adjusted OIBDA of $196 million

•	Positive Consolidated Free Cash Flow of $61 million

•	Strong Core Communications Services revenue growth of approximately 8 percent over first quarter 2006

•	Software Spectrum results to be reflected as discontinued operations beginning in the third quarter 2006
BROOMFIELD, Colo., July 25, 2006 — Level 3 Communications, Inc. (Nasdaq:LVLT) reported consolidated revenue of $1.53 billion for the second quarter 2006, compared to $1.27 billion for the first quarter 2006. Communications revenue was $819 million in the second quarter, versus $804 million for the previous quarter. Information services revenue was $695 million in the second quarter, compared to $445 million for the previous quarter and $504 million for the same quarter last year.
The net loss for the second quarter 2006 was $201 million, or $0.23 per share, compared to a net loss of $168 million, or $0.20 per share, for the previous quarter. During the quarter, the company reviewed its estimated useful lives, used to calculate depreciation for optical fiber. Based on this review, the company determined the useful life of its optical fiber should be extended. Accordingly, depreciation expense decreased by $18 million, or $0.02 per share, in the second quarter. The company also recorded a loss of $55 million in the second quarter, or $0.06 per share, attributable to the amendment and restatement of the Level 3 Financing, Inc.’s $730 million credit agreement. Included in the net loss for the first quarter 2006 was a gain of $27 million, or $0.03 per share, that was recorded as a result of the company’s $692 million private debt exchange offer, which was completed in January 2006.
Consolidated Adjusted OIBDA(1) defined as Adjusted Operating Income Before Depreciation and Amortization was $196 million in the second quarter 2006, compared to previous projections of $170 million to $190 million and $150 million for the previous quarter.
“During the second quarter, our margins in the communications business increased and the company generated positive free cash flow,” said James Q. Crowe, CEO of Level 3. “Additionally, the communications business saw positive contributions from the benefit of the WilTel integration, recent acquisitions and continuing demand for our Core Communications Services.”
Second Quarter 2006 Financial Results

	Consolidated
Metric	Second Quarter	Second Quarter
($ in millions)	Results(1)	Projections(2)
Core Communications	$421	$415 - $425
Other Communications	$120	$115 - $120
SBC Contract Services	$278	$285 - $295
Total Communications Revenue	$819	$815 - $840
Information Services Revenue	$695
Other Revenue	$16
Total Consolidated Revenue	$1,530
Consolidated Adjusted OIBDA (3)(4)	$196	$170-$190
Capital Expenditures	$75
Unlevered Cash Flow (4)	$167
Positive Free Cash Flow (4)	$61
Communications Gross Margin (4)	53%
Communications Adjusted OIBDA Margin (4)(5)	21%	~20%

(1)	Consolidated results for the second quarter include approximately $15 million of revenue from Progress Telecom and $6 million of revenue from ICG Communications for June 1, 2006, through June 30, 2006.

(2)	Projections issued April 25, 2006.

(3)	Consolidated Adjusted OIBDA excludes $21 million in non-cash compensation expense and $4 million of non-cash impairment charges.

(4)	See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

(5)	Communications Adjusted OIBDA Margin excludes $20 million in non-cash compensation and $4 million of non-cash impairment charges.
Communications Business
Revenue
Communications revenue for the second quarter 2006 was $819 million, versus $804 million for the previous quarter. The company recognized approximately $3 million in termination revenue during the second quarter primarily related to SBC Contract Services.

	Quarter	Quarter
	ended	ended
Communications Revenue	June 30,	March 31,	Percent
($ in millions)	2006 (1)	2006 (2)	Change
Transport and Infrastructure	$217	$198	10%
Wholesale IP and Data	$67	$64	5%
Voice	$107	$98	9%
Vyvx	$30	$29	3%
Total Core Communications Services	$421	$389	8%

Other Communications Services	$120	$123	(2%)

SBC Contract Services	$278	$292	(5%)

Total Communications Revenue	$819	$804	2%

(1)	Second quarter 2006 includes $3 million of termination revenue, $15 million in revenue from Progress Telecom and $6 million of revenue from ICG Communications from June 1, 2006 through June 30, 2006.

(2)	First quarter 2006 includes $2 million in revenue from Progress Telecom.
Core Communications Services
Core Communications Services revenue, which includes transport and infrastructure, wholesale IP and Data, Voice and Vyvx, increased primarily due to a full quarter’s revenue from Progress Telecom; the benefit of the acquisition of ICG Communications during the quarter; and organic growth in voice, transport and infrastructure, and wholesale IP and data.
Other Communications Services
Other Communications Services revenue declined during the quarter as expected due to declines in managed modem and managed services.
SBC Contract Services
SBC Contract Services declined by five percent from the previous quarter. As previously disclosed, SBC has announced its intention to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by WilTel. Under the terms of this agreement, SBC agreed to pay WilTel a fixed amount of gross margin regardless of the actual revenue generated under the contract. Accordingly, while the company expects future SBC Contract Services quarterly revenue will be difficult to predict, the gross margin contribution over time is fixed.
The communications deferred revenue balance was $912 million at the end of the second quarter 2006, compared to $922 million at the end of the first quarter. The decline in communications deferred revenue quarter over quarter is a result of the amortization of previously recognized deferred revenue balances and the acceleration of $3 million of deferred revenue during the quarter due to terminations, partially offset by cash receipts associated with wavelength and dark fiber sales.

Cost of Revenue
Communications cost of revenue for the second quarter 2006 was $385 million, versus $396 million in the previous quarter. Cost of revenue decreased during the quarter primarily due to the benefit of synergies from the WilTel integration and lower expenses associated with SBC Contract Services revenue.
Communications gross margin(1) was 53 percent for the second quarter, versus 51 percent for the first quarter. The increase in communications gross margin is primarily attributable to the benefit of the Progress and ICG acquisitions and lower cost of revenue.
Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $281 million for the second quarter 2006, versus $274 million for the previous quarter. The first quarter included a $7 million property tax benefit. The second and first quarter 2006 Communications SG&A expenses include $20 million and $14 million respectively of non-cash compensation expense. Excluding the effect of the property tax benefit and non-cash compensation expenses, SG&A decreased in the second quarter by approximately $6 million, while the company absorbed a full quarter’s worth of SG&A expense from Progress Telecom, compared to 10 days in the first quarter, plus the inclusion of one month of ICG’s SG&A expenses.
Adjusted OIBDA
Adjusted OIBDA(1) for the communications business increased to $170 million for the second quarter 2006, compared to $147 million for the previous quarter.
Communications Adjusted OIBDA margin(1) was 21 percent for the second quarter 2006, versus 18 percent in the previous quarter.
Communications Adjusted OIBDA in the second quarter includes $3 million in cash restructuring charges associated with reductions in workforce resulting from the WilTel integration and excludes a $4 million non-cash asset impairment charge, and $20 million of non-cash compensation expense. First quarter 2006 Communications Adjusted OIBDA includes $1 million in cash restructuring charges associated with reductions in workforce resulting from the WilTel integration and excludes a $3 million non-cash asset impairment charge, and $14 million of non-cash compensation expense.
Information Services Business
The company’s information services business consists of the results from the Software Spectrum subsidiary.
Revenue and Adjusted OIBDA
Information services revenue was $695 million for the second quarter 2006. This compares to revenue of $445 million for the previous quarter and $504 million for the same period last year. Information services Adjusted OIBDA(1) was $26 million for the second quarter, and excludes $1 million in non-cash compensation expense. This compares to information services Adjusted OIBDA of $3 million in the previous quarter, which included $1 million of cash restructuring charges related to business solution partnering agreements and excluded $1 million in non-cash stock compensation expense. For the same period last year, information services Adjusted

OIBDA was $12 million and included less than $1 million of non-cash stock compensation expense.
“We are pleased with the performance of our Software Spectrum business during the second quarter,” said Charles C. Miller, vice chairman of Level 3. “Our revenue and Adjusted OIBDA results reflect revenue growth from certain large customers, revenue increases from our mid-market sales efforts and the benefit of seasonality associated with Microsoft’s fiscal year-end.”
On July 20, 2006, Level 3 signed a definitive agreement to sell Software Spectrum to Insight Enterprises, Inc., a leading provider of information technology products and services. Under the terms of the agreement, Level 3 will receive total consideration of $287 million in cash. The purchase price is subject to customary working capital and certain other post-closing adjustments. The transaction is expected to close in the third quarter 2006. As a result of the pending sale of Software Spectrum, its results will be reflected as discontinued operations beginning in the third quarter of 2006.
Other Businesses
The company’s other businesses consist primarily of coal mining operations.
Revenue and Adjusted OIBDA
Revenue from other businesses was $16 million in the second quarter, compared to $18 million in the first quarter of 2006. Other businesses did not contribute Consolidated Adjusted OIBDA(1) in the first or second quarter 2006.
Consolidated Cash Flow and Liquidity
During the second quarter 2006, Unlevered Cash Flow(1) was positive $167 million, versus negative $12 million for the previous quarter. Consolidated Free Cash Flow for the second quarter was positive $61 million, versus negative $122 million for the previous quarter.
“The improvement in our second quarter consolidated free cash flow is a result of increased Consolidated Adjusted OIBDA, and improved working capital sources, primarily from our Software Spectrum business,” said Sunit Patel, CFO of Level 3. “We expect to report negative free cash flow during the second half of 2006 primarily due to higher capital expenditures and an increase in cash interest expense compared to the first six months of 2006. We are pleased with the progress we are making toward generating positive free cash flow on a sustainable basis.”
As of June 30, 2006, the company had cash and marketable securities of approximately $2.2 billion compared to approximately $992 million at March 31, 2006. Pro forma for the July 13, 2006 redemption of its outstanding 9 1/8% Senior Notes due 2008 and 10 1/2% Senior Discount Notes due 2008 and the closing of the acquisition of TelCove, Inc. on July 24, 2006, the company had cash and marketable securities of approximately $1.1 billion at June 30, 2006.
“The combination of the company’s acquisitions, recent financing activities, continued organic core communications growth and the pending sale of Software Spectrum, provides the company with significant additional flexibility and liquidity” said Patel. “Growth in our Adjusted OIBDA and improvement in business fundamentals and in our capital structure have reduced our debt leverage significantly compared to one year ago.”

Corporate Transactions
Acquisitions
On July 24, 2006, Level 3 closed its previously announced acquisition of TelCove, Inc., a privately held Pennsylvania-based telecommunications company. Level 3 paid consideration to the TelCove security holders of 149,944,647 million shares of Level 3 common stock and approximately $445.8 million in cash. Also in connection with the closing, Level 3 is using approximately $132 million in cash to pay off outstanding TelCove debt. The transaction also included approximately $13 million in capital leases, which are expected to remain outstanding.
On June 5, 2006, Level 3 announced a definitive agreement to acquire Looking Glass Networks. Under the terms of the agreement, Level 3 will pay total consideration to Looking Glass’ securityholders of $96 million, consisting of $87 million in unregistered shares of Level 3 common stock and $9 million in cash. At closing, Level 3 will also pay Looking Glass debt of approximately $69 million. Closing is expected to occur by mid-third quarter 2006.
On May 31, 2006, the company closed its previously announced acquisition of ICG Communications, for consideration of approximately 26 million shares of Level 3 common stock and $45 million in cash, subject to adjustment based on the subsequent calculation of actual closing date working capital.
Integration Update
“A substantial portion of the integration of WilTel is complete, and we’ve begun to see the benefit of the synergies we expected from this acquisition,” said Kevin O’Hara, president and COO of Level 3. “Our primary focus going forward will be to complete the WilTel integration and continue the integration efforts of our metro acquisitions. The integration of our metro acquisitions, Progress, ICG, TelCove and the pending acquisition of Looking Glass, are different from traditional consolidation transactions, where the majority of value is derived by eliminating duplicative costs. These companies are high-margin, growing businesses, and the primary benefits of integration are the extension of the Level 3 network into regional and local markets and the elimination of certain third-party network expenses for the existing Level 3 communications business.”
Capital Markets Activity
During the second quarter, Level 3 raised approximately $904 million of gross proceeds through the offering of an aggregate of 125 million shares of its common stock and $335 million aggregate principal amount of its 3.5% Convertible Senior Notes due 2012 in separate underwritten public offerings. During the quarter, the company also issued an additional $300 million of its 12.25% Senior Notes due 2013, which were initially issued in the first quarter and amended its $730 million credit facility to, among other things, reduce the interest rate payable on that facility.
Subsequent to quarter end, the company redeemed all of its outstanding 9 1/8% Senior Notes due 2008 and 10 1/2% Senior Discount Notes due 2008. Aggregate principal, call premium and accrued interest totaled $470 million. As a result, long term debt due in 2008 was reduced by approximately $460 million.
2006 Business Outlook

Communications Revenue
“The strength of our business in the first two quarters this year bodes well for the balance of 2006 and beyond,” said Crowe.

Third
Metric	Quarter	2006
($ in millions)	Projections (1)	Full Year Projections (1)
Core Communications Services revenue	$525 - $535	$1,875- $2,000
Other Communications Services revenue	$100 - $105	$425 - $450
SBC Contract Services	$205 - $245	$850 - $950
Total Communications Revenue	$830 - $885	$3,150 - $3,400
Consolidated Adjusted OIBDA	$170 - $190	$650 - $710
Communications Adjusted OIBDA Margin	~20%	~21%
Consolidated Capital Expenditures	N/A	$360 - $410
Net Cash Interest Expense	N/A	$495

(1)	Assumes acquisition of Looking Glass Networks closes by mid-third quarter 2006. Excludes Software Spectrum.
“Our full-year 2006 and 2007 Consolidated Adjusted OIBDA projections now exclude the benefit of approximately $40 million in Adjusted OIBDA from Software Spectrum,” said Patel. “Relative to our projections issued on April 25, we are increasing Communications Adjusted OIBDA by $55 million due to the acquisition of TelCove and the expected acquisition of Looking Glass, as well as better performance in Core Communications Services. We expect Communications Adjusted OIBDA margin to be approximately 21 percent for the full year 2006.
“We expect Consolidated Adjusted OIBDA in 2007 to be $830 million to $890 million or about a $150 million increase from our previous projection as a result of the $40 million reduction from Software Spectrum, and a $190 million increase to Communications Adjusted OIBDA related to the benefit of the TelCove acquisition, the pending Looking Glass acquisition, plus a higher contribution from Core Communications Services.”
Summary
“We believe another strong quarter helps demonstrate that our business and industry dynamics are continuing to improve, and we believe that we are well positioned for growth in the future,” said Crowe.
Conference Call and Web site Information
Level 3 will hold a conference call to discuss the company’s second quarter results at 11 a.m. EDT today. To join the call, please dial 612-332-0335. A live broadcast of the call can also be heard on Level 3’s Web site at www.level3.com. An audio replay of the call will be accessible on the company’s Web site or by dialing 320-365-3844; access code 834228. An archived webcast of the first quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at www.level3.com.
About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.
Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.
The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.
Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3’s network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.
The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company’s Annual Report on Form 10-K for a description of these risks and uncertainties.
In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.
Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.
Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.
Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

COMMUNICATIONS GROSS MARGIN
($ in millions)	Q106	Q206
Communications Revenue	$804	$819
Communications Cost of Revenue	$396	$385
Communications Gross Margin ($)	$408	$434
Communications Gross Margin (%)	51%	53%
Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.
Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.
Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company’s performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company’s adoption of the expense recognition provisions of SFAS No. 123R. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company’s capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.
There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted OIBDA
Three Months Ended June 30, 2006	Comm-	Information		Con-
($ in millions)	unications	Services	Other	solidated
Net Earnings/(Loss)	($224)	$23	$—	($201)
Income Tax (Benefit)/Expense	$—	$2	$1	$3
Plus Other (Income)/Expense	$207	($3)	($2)	$202
Operating Income/(Loss)	($17)	$22	($1)	$4
Plus Non-Cash Impairment Charge	$4	$—	$—	$4
Plus Depreciation and Amortization Expense	$163	$3	$1	$167
Plus Non-Cash Stock Compensation Expense	$20	$1	$—	$21
Consolidated Adjusted OIBDA	$170	$26	$—	$196

Consolidated Adjusted OIBDA
Three Months Ended March 31, 2006	Comm-	Information		Con-
($ in millions)	unications	Services	Other	solidated
Net Earnings/(Loss)	($166)	($2)	$—	($168)
Income Tax (Benefit)/Expense	($1)	$1	$—	$—
Plus Other (Income)/Expense	$111	$—	($1)	$110
Operating Income/(Loss)	($56)	($1)	($1)	($58)
Plus Non-Cash Impairment Charge	$3	$—	$—	$3
Plus Depreciation and Amortization Expense	$186	$3	$1	$190
Plus Non-Cash Stock Compensation Expense	$14	$1	$—	$15
Consolidated Adjusted OIBDA	$147	$3	$—	$150

Consolidated Adjusted OIBDA
Three Months Ended June 30, 2005	Comm-	Information		Con-
($ in millions)	unications	Services	Other	solidated
Net Earnings/(Loss)	($205)	$8	$9	($188)
Income Tax (Benefit)/Expense	$—	$1	$2	$3
Plus Other (Income)/Expense	$119	$1	$—	$120
Operating Income/(Loss)	($86)	$10	$11	($65)
Plus Non-Cash Impairment Charge	$4	$—	$—	$4
Plus Depreciation and Amortization Expense	$161	$2	$1	$164
Plus Non-Cash Stock Compensation Expense	$9	$—	$—	$9
Consolidated Adjusted OIBDA	$88	$12	$12	$112

Communications Adjusted OIBDA Margin
($ in millions)	Q106	Q206
Communications Revenue	$804	$819
Communications Adjusted OIBDA	$147	$170
Communications Adjusted OIBDA Margin	18%	21%

Projected Consolidated Adjusted OIBDA	Consolidated
Three Months Ended September 30, 2006	Range
($ in millions)	Low	High
Net Earnings/(Loss)	($150)	($110)
Plus Other (Income)/Expense	$125	$120
(Income)/Loss from Discontinued Operations	$(30)	$(40)
Operating Income/(Loss)	$(55)	$(30)
Plus Depreciation and Amortization Expense	$210	$200
Plus Non-Cash Stock Compensation Expense	$15	$20
Consolidated Adjusted OIBDA	$170	$190

Projected Consolidated Adjusted OIBDA	Consolidated
Twelve Months Ended December 31, 2006	Range
($ in millions)	Low	High
Net Earnings/(Loss)	($715)	($635)
Plus Other (Income)/Expense	$575	$565
(Income)/Loss from Discontinued Operations	($55)	($65)
Operating Income/(Loss)	($195)	($135)
Plus Depreciation and Amortization Expense	$785	$765
Plus Non-Cash Stock Compensation Expense	$60	$80
Consolidated Adjusted OIBDA	$650	$710

Projected Consolidated Adjusted OIBDA	Consolidated
Twelve Months Ended December 31, 2007	Range
($ in millions)	Low	High
Net Earnings/(Loss)	($645)	($535)
Plus Other (Income)/Expense	$545	$515
Operating Income/(Loss)	($100)	($20)
Plus Depreciation and Amortization Expense	$860	$820
Plus Non-Cash Stock Compensation Expense	$70	$90
Consolidated Adjusted OIBDA	$830	$890
Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less net capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.
There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.
Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.
There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

UNLEVERED CASH FLOW AND CONSOLIDATED
FREE CASH FLOW		Consolidated
Three Months Ended June 30, 2006	Unlevered Cash	Free Cash
($ in millions)	Flow	Flow
Net Cash Provided by Operating Activities	$136	$136
Capital Expenditures, net	$(75)	$(75)
Cash Interest Paid	$122	N/A
Interest Income	$(16)	N/A
Total	$167	$61

UNLEVERED CASH FLOW AND CONSOLIDATED
FREE CASH FLOW		Consolidated
Three Months Ended March 31, 2006	Unlevered Cash	Free Cash
($ in millions)	Flow	Flow
Net Cash Used In Operating Activities	($63)	($63)
Capital Expenditures, net	($59)	($59)
Cash Interest Paid	$119	N/A
Interest Income	($9)	N/A
Total	($12)	($122)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions, except per share data)	2006	2006	2005

Revenue:

Communications	$819	$804	$371
Information Services	695	445	504
Other	16	18	19

Total Revenue	1,530	1,267	894

Costs and Expenses:
Cost of Revenue	1,026	817	576
Depreciation and Amortization	167	190	164
Selling, General and Administrative, including non-cash compensation of $21, $15, and $9, respectively	326	313	215
Restructuring Charges, including non-cash impairment charges of $4, $3 and $4, respectively	7	5	4

Total Costs and Expenses	1,526	1,325	959

Operating Income (Loss)	4	(58)	(65)

Other Income (Loss), net:
Interest Income	16	9	10
Interest Expense	(170)	(150)	(139)
Other Income (Expense)	(48)	31	9

Other Income (Loss)	(202)	(110)	(120)

Loss from Continuing Operations Before Income Taxes	(198)	(168)	(185)

Income Tax Expense	(3)	—	(3)

Loss from Continuing Operations	(201)	(168)	(188)

Income from Discontinued Operations	—	—	—

Net Loss	$(201)	$(168)	$(188)

Basic Loss per Share:
Loss from Continuing Operations	$(0.23)	$(0.20)	$(0.27)
Income from Discontinued Operations	—	—	—

Net Loss	$(0.23)	$(0.20)	$(0.27)

Weighted Average Shares Outstanding (in thousands):
Basic	881,155	821,918	695,533

© 2006 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(unaudited)

	June 30,	March 31,	December 31,
(dollars in millions)	2006	2006	2005

Assets

Current Assets:

Cash and cash equivalents	$1,658	$580	$452
Marketable securities	507	412	176
Restricted securities	35	35	34
Accounts receivable, less allowances of $26, $26 and $23	868	717	823
Other	184	157	185

Total Current Assets	3,252	1,901	1,670

Property, Plant and Equipment, net	5,537	5,588	5,638

Marketable Securities	—	—	234

Restricted Securities	90	87	75

Intangibles, net and Goodwill	728	567	533

Other Assets, net	144	141	127

	$9,751	$8,284	$8,277

Liabilities and Stockholders’ Deficit

Current Liabilities:
Accounts payable	$834	$622	$787
Current portion of long-term debt	462	1	—
Accrued payroll and employee benefits	82	67	96
Accrued interest	153	120	102
Deferred revenue	220	218	266
Other	168	145	172

Total Current Liabilities	1,919	1,173	1,423

Long-Term Debt, less current portion	6,558	6,357	6,023

Deferred Revenue	746	749	748

Other Liabilities	561	551	559

Stockholders’ Deficit	(33)	(546)	(476)

	$9,751	$8,284	$8,277

© 2006 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions)	2006	2006	2005

Cash Flows from Operating Activities:
Net loss	$(201)	$(168)	$(188)
Income from discontinued operations	—	—	$—

Loss from continuing operations	(201)	(168)	(188)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	167	190	164
Non-cash impairment expenses	4	3	4
Loss (Gain) on sale of property, plant and equipment, and other assets	(3)	(1)	(2)
Loss (Gain) on extinguishment of debt, net	55	(27)	—
Non-cash compensation expense attributable to stock awards	21	15	9
Deferred revenue	(7)	(47)	5
Amortization of debt issuance costs	3	4	4
Accreted interest on discount debt	11	9	6
Accrued interest on long-term debt	34	18	20
Changes in working capital items net of amounts acquired:
Receivables	(155)	140	(113)
Other current assets	(14)	25	(13)
Payables	204	(169)	104
Other current liabilities	13	(50)	(1)
Other	4	(5)	(12)

Net Cash Provided by (Used in) Operating Activities	136	(63)	(13)

Cash Flows from Investing Activities:
Capital expenditures, net	(75)	(59)	(83)
Purchase of marketable securities	(98)	—	(648)
Proceeds from sale and maturity of marketable securities	5	—	100
Proceeds from sale of property, plant and equipment	—	2	3
Decrease (increase) in restricted cash and securities, net	—	(12)	2
Investments	—	—	(10)
Acquisitions	(12)	(70)	—

Net Cash Used in Investing Activities	(180)	(139)	(636)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	628	379	877
Refinancing costs and payments on long-term debt, including current portion	(53)	(51)	(105)
Equity offering	543	—	—

Net Cash Provided by Financing Activities	1,118	328	772

Net Cash Provided by Discontinued Operations	—	—	—

Effect of Exchange Rates on Cash	4	2	(11)

Net Change in Cash and Cash Equivalents	1,078	128	112

Cash and Cash Equivalents at Beginning of Period	580	452	336

Cash and Cash Equivalents at End of Period	$1,658	$580	$448

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$122	$119	$109
Use of restricted securities to repay long-term debt	$—	$—	$13

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities	$2,165	$992	$1,283
© 2006 by Level 3 Communications, Inc. All rights reserved.